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May 8, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read paragraph (a) Item 4 of Form 8-K dated May 1, 2000, of Frontier Insurance Group, Inc. and are in agreement with the statements contained therein.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 1999 financial statements.


Very truly yours,


Ernst & Young LLP